Exhibit 10.51

Symyx Technologies

415 Oakmead Parkway

Sunnyvale CA 94085

October 1, 2007

Trevor Heritage

Dear Trevor,

I am pleased to extend to you a warm welcome to Symyx Technologies, Inc. (“Symyx” or the “Company”). As you know, Symyx recently entered into an agreement to acquire MDL Information Systems, Inc. (“MDL”). This letter outlines the terms of your employment with the Symyx MDL subsidiary (or as an employee of Company if this subsidiary is subsequently merged into Symyx), following, and conditioned upon, the successful closing of the Symyx-MDL acquisition (the “Closing”).

Immediately after the Closing, you will continue to perform your current job duties as Senior Vice President Science, Symyx Software, reporting to Tim Campbell. You will receive a monthly salary of $23,144.73, which will be paid semi-monthly, in accordance with Symyx’s normal payroll procedures, less applicable withholdings and deductions. You will also be eligible to participate in the Symyx Technologies Inc. Company Performance Bonus Program, pursuant to which you will be eligible to receive annual bonus compensation based on the Company’s performance and your individual performance. You will receive additional information about this program as it becomes available.

As soon as practicable after the Closing, you will be eligible to participate in all employee benefit plans offered to Symyx employees on the terms and conditions governing those plans. Symyx reserves the right to modify your job title, duties, and compensation from time to time as it deems necessary, and reserves the right to amend and/or terminate its employee benefit plans at any time.

You should be aware that your employment is not for a specified period and constitutes at will employment. As a result, you are free to resign at any time, for any or no reason. Similarly, Symyx is free to conclude its employment relationship with you at any time, with or without cause or advance notice. Symyx reserves the right to conduct employee background and/or reference checks, including on employees of a subsidiary. Your continued employment, therefore, is contingent upon results, satisfactory to the Company, of any required background investigation and/or reference check, if any. Enclosed you will find a two page authorization form in this regard.

During your employment with Symyx, you must not engage in any other employment, occupation, consulting or business activity directly related to the business in which Symyx is now involved or becomes involved during the term of your employment, nor will you engage in any activities that conflict with your obligations to the Company. In addition, you must sign and comply with the Company’s standard At-Will, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), which requires (among other things) that you maintain in strict confidence all Symyx confidential and proprietary information.

To indicate your acceptance of the terms of your continued employment as set forth in this letter, please sign and date this letter in the space provided below and return it to me, along with the signed code of conduct, background authorization, insider trading policy and Confidentiality Agreement. A duplicate original of this letter is enclosed for your records. This letter, along with the Confidentiality Agreement, sets forth the terms governing your employment with Symyx and supersedes any prior representations and/or agreements, whether written or oral. Except for changes reserved to the Company’s discretion as described above, the terms set forth in this letter may not be modified or amended except in a written agreement signed by an authorized officer of Symyx.

We look forward to working with you as we move forward and integrate two great companies.

Sincerely,
/s/ Rex Jackson
Rex Jackson
Executive Vice President,
General Counsel

ACCEPTED AND AGREED TO this

22 day of Oct., 2007.

By:	/s/ Trevor Heritage